Exhibit 23.1
Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Leafly Holdings, Inc. (the “Company”) on Form S-8 (File No. 333-266947 and File No. 333-264333) of our report dated March 31, 2022, with respect to our audits of the consolidated financial statements of Leafly Holdings, Inc. (formerly known as Merida Merger Corp. I) as of December 31, 2021 and 2020, and for the years then ended, appearing in this Annual Report on Amendment No. 2 to Form 10-K/A of Leafly Holdings, Inc. for the year ended December 31, 2021.

/s/ Marcum LLP

San Jose, CA
December 2, 2022